UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 18, 2017

Date of Report (Date of earliest event reported)

IMMERSION CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-27969	94-3180138
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

50 Rio Robles, San Jose, CA		95134
(Address of principal executive offices)		(Zip Code)

(408) 467-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05.	Costs Associated With Exit or Disposal Activities.

On December 18, 2017, Immersion Corporation (“Immersion”) executed a series of restructuring actions designed to sharpen the company’s strategic focus and establish a more cost-efficient operating structure.

As part of these changes, Immersion plans to take the following steps:

•	Significantly reduce its presence in China to focus primarily on Mobile OEM licensing;

•	Focus development efforts to bolster its IP licensing model for the Gaming and VR/AR markets; and

•	Cease its efforts in Mobile Advertising.

These steps will increase internal efficiencies through the consolidation of certain sites of operation and will result in the elimination of 56 positions or approximately 41% of the worldwide employee base.

Immersion anticipates annual savings from these actions to be approximately $10 million and estimates total costs related to these efforts to be in the range of $1.5 million to $2.0 million. The company expects that these activities will be completed during the first quarter of 2018 and it will provide additional details during its fiscal 2017 conference call.

Item 8.01.	Other Events.

The information disclosed under Item 2.05 of this Form 8-K is incorporated by reference in this Item 8.01

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION

Date: December 20, 2017	By:	/s/ Amie Peters
	Name:	Amie Peters
	Title:	General Counsel